UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Flex Fuels Energy, Inc.
(Name of Registrant as Specified In Its Charter)

Thomas Barr, David S. Miller, John Nangle and International Capital Partners, SA
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

THOMAS BARR, DAVID S. MILLER, JOHN NANGLE AND
INTERNATIONAL CAPITAL PARTNERS, SA

November 26, 2008

Dear Shareholder:

In connection with the December 12, 2008 shareholder meeting of Flex Fuels Energy, Inc. (the “Company”), on November 18, 2008, the Company filed Definitive Additional (Proxy) Materials that contained a series of attacks against Thomas Barr and certain of the other Barr Participants (as such term is defined in our Definitive Proxy Statement filed on November 14, 2008).

We were not intending to file Definitive Additional (Proxy) Materials, but feel it appropriate to set the record straight. We ask you to consider the following:

•
International Capital Partners, SA (“ICP”) was the placement agent for private offerings by the Company in 2007 in which approximately $19,000,000 was raised from ICP contacts. Accordingly, ICP has a vested interest in seeing that the Company does well and shareholder value is enhanced. There is no basis for the Company’s claim that Mr. Barr is primarily looking out for ICP’s interests as the interests of ICP are directly aligned with the interests of the Company and the Company’s shareholders.

•
Mr. Barr has received modest cash compensation since joining the Company of approximately US$60,000 per year. The balance of his alleged excessive compensation consists of restricted common stock, none of which shares have been sold to date. Mr. Barr believes the shares have been given an unrealistic compensation valuation by Company management. The suggestion that Mr. Barr is overpaid is unfounded.

•
ICP owns no shares of Four Rivers BioEnergy, Inc. (“Four Rivers”) while Mr. Barr owns an insignificant amount of Four Rivers common stock. Notwithstanding the foregoing, ICP and Mr. Barr are accused of advocating the Four Rivers transaction to increase the value of their investments in Four Rivers. It is also suggested that the Barr Nominees will, if elected, pursue the Four Rivers acquisition transaction. There is no reasonable basis for this opinion. The Barr Nominees do not intend to pursue the Four Rivers transaction.

•
There were no formal negotiations between Four Rivers and Company management as the Four Rivers proposal was summarily dismissed by the Company’s board members, excluding Mr. Barr. Four Rivers formally withdrew their proposal on May 28, 2008.

•
The claim against Mr. Barr alleging stolen e-mails is the subject of ongoing litigation. The characterization of such activities as criminal is not supportable. Mr. Barr has not been contacted to date by any law enforcement agencies, either US, UK or otherwise.

•	Mr. Barr’s alleged contravention of fiduciary duty and violation of securities laws is emphatically denied and the subject of ongoing litigation.

We thank you for your consideration of the events discussed above. Please sign and return the BLUE proxy card to show your support for the Barr Nominees. If you have any questions or need assistance in voting your shares, please call Mr. Thomas Barr at +44(0)-7776-146-321 or Mr. Javier Ruiz Sancho at +34-616-588-073.

Sincerely,

/s/ Thomas Barr
Thomas Barr, on Behalf of the Barr Participants